Exhibit 99.1

Behringer Harvard and Wood Partners Announce Investment
in Luxury Multifamily Development in Boston Metro Area

DALLAS, May 13, 2013 – Behringer Harvard and Wood Partners announced today their investment in a luxury multifamily property slated for development in Wakefield, Mass., a suburban area 10 miles north of downtown Boston. The 5.3-acre development site at 14 Audubon Road is just off Exit 42 of Interstate 95/Route 128.

One of the area’s largest-ever mixed-use developments, MarketStreet at Lynnfield, is under construction on a 68-acre site less than a half mile away and slated to open later this year. MarketStreet at Lynnfield will be a lifestyle center offering a collection of specialty retailers, boutiques and fine dining options including a Whole Foods Market.

Behringer Harvard Multifamily REIT I, Inc. has provided equity capital for the construction of a 186-unit apartment community tentatively called Alta Audubon Road. The community will consist of a four- and five-story, semi-wrap residential building adjacent to a 3.5-story parking facility. Construction began this month and is expected to be completed in the fourth quarter of 2014.

“Alta Audubon Road will be our REIT’s fifth apartment investment in the Boston metro area and our first new construction project in that region,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We’re pleased to have this opportunity to form a joint venture with Wood Partners to develop an outstanding multifamily community in a highly desirable suburb of Boston.”

The community will be developed and constructed by affiliates of Wood Partners, an Atlanta-based firm that has six other apartment projects completed or underway in the Boston area.

“We are pleased to be building this luxury project with Behringer Harvard in such a desirable location,” said Mr. Rick Dickason, Director of the Northeast Office of Wood Partners. “Being within walking distance of the Boston area’s newest lifestyle center will be an attractive amenity for our residents.”

Alta Audubon Road will offer apartment units averaging 934 square feet each, with up to two bedrooms and two baths. Units will feature nine-foot ceilings, full-size washers and dryers, and condominium-quality finishes including granite countertops and stainless steel appliances. Common-area amenities will include a luxury swimming pool and a clubhouse with a state-of-the-art fitness center, great room, cyber café and media room.

The community will provide convenient access to major employment centers in or near Boston via Interstates 95 and 93. Commuter rail services via the Haverhill Line to Boston are available two miles from the property at the MTBA’s North Station.

The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 52 multifamily communities in 14 states comprising 14,374 apartment homes.

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About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit behringerharvard.com.

About Wood Partners

Wood Partners is a national real estate company that acquires, develops, constructs and property-manages high-density and mixed-use communities. In May 2012, it was ranked the nation’s No. 1 multifamily developer, with 3,750 unit starts. Through quality construction, responsible land development and intelligent design, its communities reflect the aesthetic and social fabric of the community and provide a luxurious living experience at a fair price. The company has been involved in the development of more than 46,000 homes with a combined value of more than $6.8 billion nationwide. Wood Partners has offices in 16 major markets nationwide including Atlanta, Baltimore, Boston, Charlotte, Dallas, Delray Beach, Denver, Houston, New York, Newport Beach, Orlando, Phoenix, Raleigh-Durham, San Francisco, Seattle, and Washington, D.C. To learn more about Wood Partners, visit woodpartners.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Vanessa Showalter Wood Partners vshowalter@antonpr.com 949.748.0542

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